Exhibit 5.1
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              [Sheppard, Mullin, Richter & Hampton LLP Letterhead]



December 12, 2003

STAAR Surgical Company
1911 Walker Avenue
Monrovia, California 91016

                  Re:   Registration Statement on Form S-8
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Ladies and Gentlemen:

                  We have acted as special counsel to STAAR Surgical Company, a Delaware corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of 4,508,481 shares (the "Shares") of the Company's common stock, par value $0.01 per share (the "Common Stock"), reserved for issuance under the STAAR Surgical Company 2003 Omnibus Equity Incentive Plan and certain individual benefit plans (the "Plans"). This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

                  We have reviewed the Company's charter documents and the proceedings taken by the Company's Board of Directors with respect to the establishment and amendment of the Plan. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We also have obtained from the officers of the Company certificates as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates without independent investigation.

                  Based on the foregoing review, it is our opinion that, if, as and when the Shares are issued and sold (and the consideration therefor received) pursuant to the provisions of the Plan and the stock option agreements provided for under the Plans, and in accordance with the Registration Statement, such Shares will be legally issued, fully paid and nonassessable.

                  We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

                  We express no opinion as to matters governed by any laws other than the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported decisions of the Delaware courts interpreting these laws.

                  This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan, or the shares of the Company's Common Stock issuable under the Plan.

                                     Respectfully submitted,

                                     /s/ Sheppard, Mullin, Richter & Hampton LLP
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                                     Sheppard, Mullin, Richter & Hampton LLP